Lawson Products Acquires Mattic Industries
Lawson’s fourth acquisition in 14 months

CHICAGO - November 15, 2016 - Lawson Products, Inc. (NASDAQ:LAWS), a distributor of products and services to the MRO and automotive marketplaces, today announced it has completed the acquisition of Mattic Industries Limited, a Vancouver-based distribution company.

Founded in 1982, Mattic Industries is a leading distributor of rivets, fasteners and other industrial components throughout Western Canada. Similar to Lawson, the company also provides vendor managed inventory (VMI) services to customers.
Mattic has distribution centers in Surrey, British Columbia and Calgary, Alberta. Lawson Products gains 18 employees, including 10 sales representatives with the acquisition.
“Mattic has strong, long-lasting customer relationships and its employees are known for their deep product knowledge of fasteners and applications for the trucking industry,” said Michael DeCata, president and chief executive officer, Lawson Products.
“This acquisition complements both companies’ strengths in providing outstanding customer service, particularly within fleet management and the oil and gas industry. We’ve expanded Lawson’s footprint in North America and are positioned to immediately grow this business and capitalize on the Canadian market opportunity,” DeCata said.
“I’m proud of the Mattic team’s achievements and I’m thrilled to have found in Lawson a company that shares our values and our focus on being close to customers to meet their needs,” said John Matthew, president and founder, Mattic Industries.
Key sales and management members will continue in their leadership roles. John Matthew will remain on board during the transition. Third Coast Capital Advisors served as financial advisor to Lawson Products. Lawson Products’ acquisition of Mattic Industries closed November 15, 2016. Transaction consideration was not disclosed.
About Lawson Products, Inc.
Founded in 1952, Lawson Products (NASDAQ: LAWS) is an industrial distributor of maintenance and repair products. Lawson carries a comprehensive line of products and provides inventory management services to the industrial, commercial, institutional and government maintenance, repair and operations (MRO) market. With several strategically located distribution centers in North America, Lawson ships to customers in all 50 states, Puerto Rico, Canada, Mexico and the Caribbean. Under its Kent Automotive brand, the Company supplies products to collision and mechanical repair shops as well as automotive OEMs. For additional information, please visit https://www.lawsonproducts.com or https://www.kent-automotive.com.
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Lawson Products, Inc.
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Investor Relations:
Lawson Products, Inc.
Ronald J. Knutson
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773-304-5665
Ron.Knutson@lawsonproducts.com